Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 829 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

May 4, 2021

Enact Holdings, Inc.
8325 Six Forks Road,
Raleigh, North Carolina 27615
Re:    25,962,560 Shares of Common Stock, $0.01 par value per share
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-1 (File No. 333-255345), filed by Enact Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is an exhibit (as so amended, the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 25,962,560 shares (including an aggregate of 3,386,420 shares that may be sold pursuant to the exercise of the underwriters’ option to purchase shares to cover overallotments under the Underwriting Agreement (as defined below)) of Common Stock, $0.01 par value per share (the “Secondary Shares”), of the Company to be offered and sold by the selling stockholder named in the Registration Statement. The Secondary Shares are to be sold pursuant to an underwriting agreement among the Company, the selling stockholder named therein, and the Underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Company’s amended and restated certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Enact Holdings, Inc.
May 4, 2021

Based on the foregoing, we are of the opinion that the Secondary Shares are validly issued, fully paid and non-assessable.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP